Exhibit 99

News Release

Contact:
Michael S. Olsen
Executive Vice President and Chief Financial Officer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FIRST QUARTER
FISCAL 2012 OPERATING RESULTS

Milwaukee, WI – February 29, 2012 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal 2012 results.  First quarter bookings increased by 17 percent to $1.4 billion and net sales increased 31 percent to $1.1 billion compared to the same period last year.  Operating income of $214 million was 18.8 percent of sales, compared to operating income of $154 million, or 17.7 percent of sales, in the first quarter of fiscal 2011.  Income from continuing operations was $142 million or $1.33 per fully diluted share for the first quarter compared to income from continuing operations of $102 million, or $0.96 per fully diluted share in the first quarter of 2011.

First Quarter Operating Results

“We are very pleased with our first quarter, and it gives us a very strong start to our 2012”, said Mike Sutherlin, President and Chief Executive Officer.  “Our core surface and underground businesses grew revenues by 18 percent, and 23 percent, respectively,  and operating leverage enabled them to expand operating margins to over 20 percent.  Both sales and margins are records for a first quarter.  Orders in these core businesses were strong, but lumpy.  Orders for original equipment in our underground business were down, but this is largely due to the exceptionally strong bookings we had in last year’s first quarter.  Conversely, orders for surface original equipment and for aftermarket parts and services in both segments were especially strong, and in line with the outlook for our markets.  LeTourneau operating results remain accretive, despite working through legacy warranty and supply chain issues which should improve over the balance of the year.  We hit a major milestone with International Mining Machinery, by reaching an ownership level that enables us to proceed with de-listing.  As a result of all of these factors, our first quarter was a combination of strong operational performance and good progress on investments we have made in our future,” said Sutherlin.

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

International Mining and Machinery Holding Ltd. (“IMM”)

On December 29, 2011, the Company completed its purchase of a 41.1 percent ownership interest in IMM from an affiliate of The Jordan Company L.P. (“the Jordan transaction”) and commenced a mandatory tender offer for the remaining outstanding shares of IMM.  As a result of prior open market purchases of IMM shares, the completion of the Jordan transaction resulted in the Company obtaining a controlling ownership interest of 69.2 percent in IMM and triggered the consolidation of IMM into our operating results effective December 29, 2011.  First quarter 2012 includes net sales of $11 million and operating profit of $0.5 million for IMM for the month of January, net of $0.3 million in purchase accounting charges.  The completion of the Jordan transaction also resulted in a gain of $19 million from the fair market value adjustment on the previously held 28.1 percent ownership of IMM shares.  We have also included $0.8 million in operating profit representing our share of the earnings of IMM for the period during the quarter that we did not have a controlling interest.

During the first quarter of 2012, the Company acquired a total of $590 million in shares of IMM through the completion of the Jordan transaction and the resulting tender offer.  As of the end of the first quarter 2012, the Company owned 69.8 percent of the outstanding shares of IMM.  Subsequent to the end of the quarter, on February 10, 2012, the Company completed the mandatory tender offer for the remaining outstanding shares of IMM, purchasing an additional 29.1 percent of the outstanding shares and cancelling all outstanding options, bringing our total ownership interest to 98.9 percent.  The total consideration for the 98.9 percent ownership interest and the cancellation of all outstanding options was approximately $1.4 billion.  The transactions were funded from cash held in escrow and borrowings under the October 31, 2011 term loan commitment.  The Company intends to complete the legally-required acquisition of the remaining 1.1 percent of IMM shares in the third quarter of fiscal 2012.

Bookings - (in millions)
	Quarter Ended
	January 27 2012	January 28 2011	% Change

Underground Mining Machinery	$806.5	$821.4	-1.8%
Surface Mining Equipment	612.0	436.1	40.3%
Eliminations	(84.4)	(30.0)
Subtotal	1,334.1	1,227.5	8.7%

LeTourneau Mining	84.3	-
IMM	15.5	-

Total Bookings	$1,433.9	$1,227.5	16.8%

Bookings increased 17 percent to $1.4 billion in the first quarter of fiscal 2012, which includes $84.3 million from LeTourneau and $15.5 million from IMM.  Orders for the core underground and surface businesses increased 9 percent in total over the first quarter of last year.  Aftermarket orders increased 21 percent, while original equipment orders were down 3 percent over last year’s first quarter.  The stronger U.S. dollar reduced bookings by $9 million during the quarter.

Underground mining machinery recorded its second highest first quarter bookings in history, excluding IMM, yet orders were down 2 percent in comparison to last year’s record setting first quarter.  A 26 percent increase in aftermarket bookings was more than offset by a 19 percent decrease in original equipment bookings.  The increase in aftermarket bookings was led by orders received in the United States, Australia and China.  Original equipment orders were down in all regions, from the record bookings recorded in the first quarter last year, which included a major longwall system in Australia.

Bookings for surface mining equipment, excluding LeTourneau, were up 40 percent from the first quarter of last year.  Original equipment orders were up 81 percent from the orders reported a year ago, while aftermarket bookings increased by 20 percent.  Original equipment orders received in the current quarter were broadly disbursed across geographies and commodities, including the United States, Canada, Latin America, Australia and South Africa, and aftermarket orders were up in all regions.

Backlog at the end of the first quarter was $3.6 billion, compared to $3.3 billion at the beginning of fiscal 2012.  The increase reflects a positive book to bill ratio for both businesses during the first quarter of 2012, plus a $47 million addition of IMM backlog after acquiring a controlling interest.

Net Sales - (in millions)
	Quarter Ended
	January 27 2012	January 28 2011	% Change

Underground Mining Machinery	$628.8	$510.9	23.1%
Surface Mining Equipment	454.0	385.8	17.7%
Eliminations	(35.4)	(27.2)
Subtotal	1,047.4	869.5	20.5%

LeTourneau Mining	78.3	-
IMM	10.5	-

Total Net Sales	$1,136.2	$869.5	30.7%

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Net sales increased 21 percent to $1.0 billion, excluding LeTourneau and IMM.  Original equipment sales were up 37 percent and aftermarket sales were up 10 percent over the prior year period.  Changes in foreign exchange rates decreased net sales by $4 million in the first quarter compared to a year ago.

Net sales of underground mining machinery, excluding IMM, rose 23 percent in the first quarter compared to a year ago.  Original equipment shipments were up 31 percent and aftermarket shipments were up 17 percent over the prior first quarter.  The original equipment sales were driven by higher shipments in Australia, the United States and Eurasia, while aftermarket sales were led by China, Australia, the United States and Eurasia.

Net sales of surface mining equipment, excluding LeTourneau, were 18 percent higher than a year ago.  Original equipment sales increased 47 percent, with aftermarket sales up 4 percent.  Original equipment sales increases were across all regions led by strong shipments in Latin America, South Africa, the United States and Canada.  Aftermarket sales increases in the United States, Canada and Latin America in the first quarter of 2012 were partially offset by sales decreases in Australia and South Africa.

Operating Profit - (in millions)
	Quarter Ended
	January 27	January 28	Return on Sales
	2012	2011	2012	2011

Underground Mining Machinery	$131.0	$95.4	20.8%	18.7%
Surface Mining Equipment	94.1	75.9	20.7%	19.7%
Corporate Expenses	(12.8)	(10.7)
Eliminations	(8.1)	(6.8)
Subtotal	204.2	153.8	19.5%	17.7%

LeTourneau Mining	9.0	-	11.5%	NA
IMM	0.5	-	5.0%	NA
Subtotal	213.7	153.8	18.8%	17.7%

Excess Purchase Accounting	(5.9)	-
Acquisition Costs	(14.3)	-
IMM Gain on Shares	19.4	-
IMM Equity Accounting	0.8	-

Total Operating Profit	$213.7	$153.8	18.8%	17.7%

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Operating income for the core business, before LeTourneau and IMM acquisition related activities, was $204 million for the first quarter of 2012, compared to $154 million in the first quarter of last year.  Return on sales was 19.5 percent in the first quarter, compared to 17.7 percent last year.  Incremental profitability for the core business was 28.3 percent.

The increase in operating profit, before all of the acquisition activities, was due to higher sales volume, price realization, and favorable manufacturing overhead absorption compared to the prior year first quarter.  These items were partially offset by an increase in selling, engineering and administrative expenses.

In addition, the current quarter results include $9 million of operating profit from LeTourneau, net of $3.1 million of ongoing purchase accounting charges.  The first quarter results also include $5.9 million in excess purchase accounting charges associated with the write-up of the acquired inventory and backlog of LeTourneau.

Net interest expense increased to $16 million in the first quarter of 2012 up from $4 million in the prior year.  The increase in interest expense is attributable to incremental borrowings associated with acquisition financing for LeTourneau and IMM.

The effective income tax rate was 27.9 percent in the first quarter compared to 31.6 percent in the prior year first quarter.  The reduction in the effective tax rate is attributable to permanent tax differences arising from the share gain and acquisition costs associated with the IMM transaction and other discrete tax benefits recorded during the quarter.  Excluding these items in the current year, the effective tax rate would have been 31 percent.  The effective tax rate is expected to be between 29.5 and 31.5 percent for the full year.

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Impact of Acquisitions and Unusual Items on Earnings Per Share

	Quarter Ended
	January 27, 2012		January 28, 2011
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS

Income from Continuing Operations, Attributable to Joy Global Inc., As Reported	$142.4	$1.33	$102.2	$0.96

Add:
LeTourneau Excess Purchase Accounting, net	4.1	0.04	-	-
Acquisition Costs, net of tax	13.1	0.12	-	-
Incremental Interest Expense, net of tax	6.0	0.06	-	-
Net Discrete Tax Charge	-	-	2.9	0.03

Deduct:
LeTourneau Mining, net of tax	6.2	0.06	-	-
IMM, net of tax	0.4	0.00	-	-
IMM Equity Acctg and Gain	20.2	0.19	-	-
Net Discrete Tax Benefit	4.2	0.04	-	-

Income from Continuing Operations Attributable to Joy Global Inc., Before Acquisition Activities and Unusual Items	$134.6	$1.26	$105.1	$0.99

Income from continuing operations in the first quarter was $142 million or $1.33 per fully diluted share, compared to income from continuing operations of $102 million or $0.96 per fully diluted share in the first quarter of the prior year.  The table above lists the acquisition activities and unusual items that affected first quarter earnings per share compared to the same quarter last year.

Cash used in continuing operations was $14 million in the first quarter, compared to cash used in continuing operations of $7 million a year ago.  The increase in cash used in continuing operations during the first quarter was due primarily to an increase in inventories to support planned shipments, partially offset by increased advance payments and receivable collections during the quarter.

Capital expenditures were $49 million in the first quarter of fiscal 2012, compared to $28 million in the prior year first quarter.

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Market Outlook

The end markets for the commodities that are mined by the Company’s customers are defined by an improving global economic outlook on one hand and mild winter weather in North America on the other.  Improvements in the U.S. economy as well as evidence of a “soft landing” in China, are giving confidence to commodity markets despite potential lingering headwinds from the Eurozone debt crises.

While some 2012 economic forecasts were revised downward in the second half of 2011, the overall emerging market growth story remains intact.  The Chinese economy performed stronger than expected in the fourth quarter at almost 9 percent annual growth, and should continue to drive commodity demand.  The build out of the western electricity grid and social housing programs will further support double digit year-over-year growth in Chinese industrial production.  In addition, Japan’s industrial production is expected to rebound by 5 percent over last year.  Finally, global manufacturing improved through the second half of 2011, and provides increasing support to commodity markets.

Copper prices have increased almost 13 percent this year to $3.97 per pound as uncertainty surrounding Eurozone debt issues abates and positive economic news comes from the U.S.   Global copper demand grew an estimated 4 percent in 2011, with China’s consumption increasing by 8 percent to 7.8 million tonnes.  In 2012, global copper demand is forecasted to rise 2 percent, driven by a 7 percent increase in Chinese demand.  Chinese demand was met by destocking in 2011, and current inventory levels signal a need for an extended restocking in 2012, which will add to end-use demand.

Global steel production declined in the final months of 2011, led by a sharp decline in China.  The decline in China steel production was coincident with a similar decline in dealer inventories as the result of credit tightening policies.  With recently relaxed credit policies, dealers are expected to replenish their steel inventories in 2012 and this will add support to demand for met coal and iron ore.

Seaborne thermal coal markets remain strong, supported by Chinese and Indian imports.  In 2011, China’s coal-fired power generation rose 14 percent, resulting in record imports of 182 million tonnes.  India’s coal-fired power generation rose 9 percent year-over-year in 2011, supporting a 35 percent increase in thermal coal imports to nearly 85 million tonnes for the year.  An estimated 90 gigawatts of coal-fired power generating capacity is under construction globally and will require more than 300 million tonnes of additional coal.

Extremely low natural gas prices and unusually mild winter weather have reduced coal demand at electrical utilities in the U.S.  Much of this power demand loss was offset by exports, which reached their highest levels since 1991 at 107 million metric tons.  Metallurgical coal exports for the year reached nearly 70 million short tons.  The most notable factor for 2011 exports was the 45 percent increase in thermal coal exports.  2011 U.S. coal exports benefitted from supply constraints due to flooding in Australia that caused consumers in India, Japan and South Korea to look to alternative supplies.  U.S. exports are expected to return to more normalized levels in 2012 as Australian production returns to the seaborne market.  With slowing export growth and low demand for power generation, some U.S. producers have announced production cuts and mine closures.  Conversely, U.S. producers are investing in lowering their overall production costs by expanding their better, lower cost mines.  They also continue to invest in expansion of port capacity in anticipation of increased demand for U.S. exports into both the Atlantic and the Pacific seaborne markets.

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Company Outlook

With global mining at high levels of capacity utilization and an improving global economic outlook, the Company’s mining customers expect organic growth projects to provide the highest returns on capital.  As a result, international miners have announced increases in their capital expenditures for 2012 by over 15 percent, led by the major diversified mining houses whose capital budgets are increasing by more than 20 percent.  International capital expenditures are going into new mine and mine expansion projects primarily for coal in China, Australia and Russia; for copper in South America; and for iron ore in Africa and South America.

Capital expenditure budgets for U.S. mining customers are also up in 2012, although more modestly at 5 percent.  These capital expenditures are primarily focused on expanding port facilities to increase coal exports and for selected production expansion at lower cost mines to rebalance their mine portfolios and lower production costs.

“There is risk in the U.S. coal market as mining customers reduce production at higher cost mines to balance weak demand,” continued Sutherlin. “The Company’s current exposure to U.S. underground coal is 20 to 25 percent of global revenues.  Based on models from similar prior periods of mild weather in North America and prior periods of low gas prices that lead to fuel switching, the Company believes that continued weakness in the U.S. coal market could reduce total revenues by up to 4 to 6 percent.  Some of this was already factored into the Company’s initial guidance for 2012, and the Company believes that the balance can be offset by additional strength from the international markets.  As a result, the Company does not expect the U.S. coal market to adversely affect its 2012 guidance,” said Sutherlin.

“IMM is being added to our annual guidance for the remainder of fiscal 2012.  At approximately $400 million of annualized revenues, this will add $300 million to revenues for the remaining three quarters of fiscal 2012.  IMM is expected to increase earnings per fully diluted share by $0.50 for the remainder of fiscal 2012, before excess purchase accounting charges attributable to the first year.  However, this does not include the first quarter $0.19 gain on IMM previously held shares partially offset by $0.12 of acquisition costs that were recognized in the first quarter, as well as incremental interest of  $0.16 for the full year, of which $0.04 was incurred in the first quarter.   The inclusion of IMM and related activities into guidance for the remainder of fiscal 2012 results in revised fiscal 2012 guidance for revenues of $5.6 to $5.8 billion and revised earnings per fully diluted share of $7.40 to $7.80,” concluded Sutherlin.

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Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s first quarter results at 11:00 a.m. EST on February 29, 2012.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code 7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call.  A rebroadcast of the call will be available until the close of business on March 21, 2012 by dialing 888-203-1112 or 719-457-0820, access code 7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on March 30, 2012.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” ”could,” “estimate,” “expect,” “forecast,” “indicate,” ”intend,” “may be,” “objective,” “plan,” “potential”  “predict,”  “will be,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on third-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended
	January 27, 2012	January 28, 2011

Net sales	$1,136,201	$869,532
Costs and expenses:
Cost of sales	772,776	584,131
Product development, selling and admin expenses	171,356	132,130
Other income	(21,677)	(527)
Operating income	213,746	153,798

Interest expense, net	(16,077)	(4,386)
Reorganization items	-	(35)
Income from continuing operations before income taxes	197,669	149,377

Provision for income taxes	55,150	47,145

Income from continuing operations	142,519	102,232
Income from continuing operations attributable to non-controlling interest	(109)	-
Income from continuing operations attributable to Joy Global Inc.	142,410	102,232

Loss from discontinued operations, net of income taxes	(58)	-
Loss from discontinued operations, net of income taxes attributable to non-controlling interest	-	-
Loss from discontinued operations, net of income taxes attributable to Joy Global Inc.	(58)	-

Net income	142,461	102,232
Net income attributable to non-controlling interest	(109)	-

Net income attributable to Joy Global Inc.	$142,352	$102,232

Basic earnings per share:
Continuing operations	$1.35	$0.98
Discontinued operation	-	-
Net income	$1.35	$0.98

Diluted earnings per share:
Continuing operations	$1.33	$0.96
Discontinued operation	-	-
Net income	$1.33	$0.96

Dividends per share	$0.175	$0.175

Weighted average shares outstanding:
Basic	105,405	104,158
Diluted	106,752	106,043

Note - for complete information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	January 27, 2012	October 28, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$283,246	$288,321
Cash held in escrow	276,314	866,000
Accounts receivable, net	1,103,166	884,696
Inventories	1,558,825	1,334,134
Other current assets	210,619	190,568
Current assets of discontinued operations	-	288
Total current assets	3,432,170	3,564,007

Property, plant and equipment, net	662,473	539,571
Investment in unconsolidated affiliate	-	380,114
Other intangible assets, net	419,946	385,441
Goodwill	1,483,352	428,478
Deferred income taxes	72,643	73,123
Other assets	95,952	55,448
Non-current assets of discontinued operations	-	172
Total assets	$6,166,536	$5,426,354

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$53,070	$35,895
Trade accounts payable	481,102	452,519
Employee compensation and benefits	96,777	147,664
Advance payments and progress billings	901,863	771,841
Accrued warranties	101,816	82,737
Other accrued liabilities	240,028	206,588
Current liabilities of discontinued operations	26,086	27,327
Total current liabilities	1,900,742	1,724,571

Long-term obligations	1,343,979	1,356,412

Accrued pension costs	296,409	332,452
Other non-current liabilities	83,720	61,124

Shareholders’ equity attributable to Joy Global Inc.	2,111,034	1,951,795
Non-controlling interest	430,652	-
Total equity	2,541,686	1,951,795

Total liabilities and shareholders' equity	$6,166,536	$5,426,354

Note - for complete information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended
	January 27, 2012	January 28, 2011
Operating Activities:
Net income	$142,461	$102,232
Loss from discontinued operations	58	-
Depreciation and amortization	26,779	15,862
Other, net	(85,056)	(43,857)

Changes in Working Capital Items Attributed to Continuing Operations, net of acquisition:
Accounts receivable, net	38,988	12,132
Inventories	(167,210)	(70,818)
Trade accounts payable	(51,789)	(33,682)
Advance payments and progress billings	121,894	77,305
Other working capital items	(40,269)	(66,151)
Net cash used by operating activities - continuing operations	(14,144)	(6,977)
Net cash used by operating activities - discontinued operations	(4,363)	-
Net cash used by operating activities	(18,507)	(6,977)

Investing Activities:
Acquisition of controlling interest in International Mining Machinery, net of cash acquired	(513,761)	-
Withdrawal of cash held in escrow	589,686	-
Property, plant, and equipment acquired	(49,435)	(28,402)
Other - net	151	53
Net cash provided (used) by investing activities	26,641	(28,349)

Financing Activities:
Share-based payment awards	19,476	53,163
Dividends paid	(18,397)	(18,133)
Financing fees	(1,628)	(75)
Debt borrowings (repayments)	(10,571)	3,030
Net cash (used) provided by financing activities	(11,120)	37,985

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,089)	1,306

(Decrease) Increase in Cash and Cash Equivalents	(5,075)	3,965

Cash and Cash Equivalents at the Beginning of Period	288,321	815,581

Cash and Cash Equivalents at the End of Period	$283,246	$819,546

Supplemental cash flow information:
Interest paid	$16,747	$13,665
Income taxes paid	19,900	34,361

Depreciation and amortization by segment:
Underground Mining Machinery	$9,975	$10,188
Surface Mining Equipment	16,757	5,617
Corporate	47	57
Total depreciation and amortization	$26,779	$15,862

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 27, 2012	January 28, 2011	Change
Net Sales By Segment:
Underground Mining Machinery	$639,303	$510,938	$128,365	25.1%
Surface Mining Equipment	532,306	385,843	146,463	38.0%
Eliminations	(35,408)	(27,249)	(8,159)	-29.9%
Total Sales By Operation	$1,136,201	$869,532	$266,669	30.7%

Net Sales By Product Stream:
Aftermarket Revenues	$629,412	$533,216	$96,196	18.0%
Original Equipment Revenues	506,789	336,316	170,473	50.7%
Total Sales By Product Stream	$1,136,201	$869,532	$266,669	30.7%

Net Sales By Geography:
United States	$486,226	$394,086	$92,140	23.4%
Rest of World	649,975	475,446	174,529	36.7%
Total Sales By Geography	$1,136,201	$869,532	$266,669	30.7%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$131,508	$95,371	20.6%	18.7%
Surface Mining Equipment	97,210	75,885	18.3%	19.7%
Corporate	(6,859)	(10,714)	-	-
Eliminations	(8,113)	(6,744)	-	-
Total Operating Income	$213,746	$153,798	18.8%	17.7%

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 27,	January 28,
	2012	2011	Change
Bookings By Segment:
Underground Mining Machinery	$822,069	$821,430	$639	0.1%
Surface Mining Equipment	696,270	436,063	260,207	59.7%
Eliminations	(84,418)	(30,019)	(54,399)	-181.2%
Total Bookings By Operation	$1,433,921	$1,227,474	$206,447	16.8%

Bookings By Product Stream:
Aftermarket Bookings	$752,620	587,739	$164,881	28.1%
Original Equipment Bookings	681,301	639,735	41,566	6.5%
Total Bookings By Product Stream	$1,433,921	$1,227,474	$206,447	16.8%

	Amounts as of:
	January 27,	October 28,
	2012	2011
Backlog By Segment:
Underground Mining Machinery	$1,969,277	$1,739,932
Surface Mining Equipment	1,716,594	1,560,393
Eliminations	(115,325)	(46,991)
Total Backlog By Operation	$3,570,546	$3,253,334

Backlog By Product Stream:
Aftermarket Backlog	$946,750	$825,195
Original Equipment Backlog	2,623,796	2,428,139
Total Backlog By Product Stream	$3,570,546	$3,253,334

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.